Exhibit 99.1

Investor Relations contact: Tel: 415-278-7933 investor_relations@gymboree.com

Media Relations contact: Tel: 415-278-7493 media_relations@gymboree.com

Gymboree Reports Results for the Three Months Ended July 30, 2016 and the Six-Month Transition Period Ended July 30, 2016

San Francisco, Calif., October 25, 2016 – The Gymboree Corporation (the “Company”) today reported consolidated financial results for the three-month period ended July 30, 2016 and the six-month transition period ended July 30, 2016. The Company previously announced a change in its fiscal year end from the Saturday closest to the end of January to the Saturday closest to the end of July, which has resulted in the six-month transition period. The results disclosed below are from continuing operations of the Company and exclude the discontinued operations of the recently divested Gymboree Play & Music (“Play & Music”) business (unless otherwise noted), which was sold on July 15, 2016.

Quarter Ended July 30, 2016 Highlights Include:

•	Comparable sales (including online sales) decreased 2% compared to the three months ended August 1, 2015

•	Adjusted EBITDA (including Play & Music) decreased to $6.1 million compared to $11.1 million for the three months ended August 1, 2015

•	Adjusted EBITDA (excluding Play & Music) decreased to $4.4 million for the three months ended July 30, 2016 compared to $8.6 million for the three months ended August 1, 2015

•	Net loss from continuing operations, net of tax, for the three months ended July 30, 2016 was $20.0 million including a gain on extinguishment of debt of $18.0 million, compared to a net loss of $29.4 million for the three months ended August 1, 2015.

“We started the year off strong, particularly in our Gymboree and Janie and Jack brands,” said Mark Breitbard, Chief Executive Officer. “However, the second quarter proved to be difficult, particularly the end of June and July, and our results for the three-month period ended July 30,

2016 were disappointing. While these trends have continued throughout our most recent quarter, we believe we have the right strategies in place to build on the strong holiday performance we delivered last year.”

Three Months Ended July 30, 2016 Results (13 weeks ended July 30, 2016 versus 13 weeks ended August 1, 2015)

•	Net sales for the three months ended July 30, 2016 were $250.3 million, compared to $261.8 million of net sales for the three months ended August 1, 2015, a decrease of 4%.

•	Comparable sales for the three months ended July 30, 2016 (including online sales) decreased 2% compared to comparable sales for the three months ended August 1, 2015.

•	Comparable sales by brand for the three months ended July 30, 2016 compared to the three months ended August 1, 2015, and for the three months ended August 1, 2015 compared to the three months ended August 2, 2014, are as follows:

Comparable Sales	Three-months Ended July 30, 2016	Three-months Ended August 1, 2015
Gymboree	-2%	0%
Janie and Jack	5%	12%
Crazy 8	-5%	4%

•	Gross profit was $86.0 million, or 34.4% of net sales, compared to $91.5 million, or 34.9% of net sales for the three months ended July 30, 2016 compared to the three months ended August 1, 2015. The reduction in gross profit quarter over quarter was driven by lower retail and retail franchise sales resulting from weak traffic trends.

•	Adjusted gross profit was $87.5 million, or 35.0% of net sales, compared to $93.1 million, or 35.6% of net sales for the three months ended August 1, 2015.

•	SG&A expense was $102.7 million, or 41.0% of net sales, compared to $98.9 million, or 37.8% of net sales for the three months ended August 1, 2015. The quarter over quarter increase in SG&A relates primarily to $4.1 million in compensation expense triggered by the sale of the Play & Music business.

•	Adjusted SG&A expense was $94.8 million, or 37.9% of net sales, compared to $96.4 million, or 36.8% of net sales for the three months ended August 1, 2015. The reduction in adjusted SG&A expense is largely the result of the consolidation of our distribution footprint following the closure of our third party fulfillment center in Ohio.

•	During the three months ended July 30, 2016, the Company recorded an asset impairment charge of $2.6 million related to the Crazy 8 tradename.

•	Net loss from continuing operations, net of tax, for the three months ended July 30, 2016 was $20.0 million including a gain on extinguishment of debt of $18.0 million, compared to a net loss of $29.4 million for the three months ended August 1, 2015.

•	Adjusted EBITDA, defined as net income (loss) attributable to The Gymboree Corporation before interest, income taxes and depreciation and amortization, adjusted for other items as described below, decreased to $4.4 million for the three months ended July 30, 2016 compared to $8.6 million for the three months ended August 1, 2015. The prior year quarter Adjusted EBITDA was negatively impacted by an estimated $5 million as a result of the west coast port slowdown.

Adjusted EBITDA, Adjusted gross profit and Adjusted SG&A expense are not financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). For a description of Adjusted EBITDA, Adjusted gross profit and Adjusted SG&A expense and a reconciliation of these measures to GAAP measures, see “Non-GAAP Financial Measures” below and Exhibit D of this press release.

Six-Month Transition Period Ended July 30, 2016 Results (26 weeks ended July 30, 2016 versus 26 weeks ended August 1, 2015)

•	Net sales for the six-month transition period ended July 30, 2016 were $523.2 million, compared to $529.2 million of net sales for the six months ended August 1, 2015, a decrease of 1%.

•	Comparable sales (including online sales) for the six-month transition period ended July 30, 2016 increased 1% compared to comparable sales for the six months ended August 1, 2015.

•	Comparable sales by brand for the six-month transition period ended July 30, 2016 compared to the six months ended August 1, 2015, and for the six months ended August 1, 2015 compared to the six months ended August 2, 2014, are as follows:

Comparable Sales	Six-months Ended July 30, 2016	Six-months Ended August 1, 2015
Gymboree	2%	-1%
Janie and Jack	5%	8%
Crazy 8	-3%	4%

•	Net cash used in operating activities was $25.7 million, compared to net cash used in operating activities of $42.0 million during the six-month period ended August 1, 2015.

•	Gross profit was $195.8 million, or 37.4% of net sales, compared to $189.7 million, or 35.8% of net sales for the six-month period ended August 1, 2015. The increase in gross profit was driven primarily by the negative impact from the west coast port slowdown in our retail business during the first two quarters of fiscal 2015 and lower buying and occupancy costs, partially offset by weak traffic trends during the second quarter ended July 30, 2016.

•	Adjusted gross profit was $198.8 million, or 38.0% of net sales, compared to $193.1 million, or 36.5% of net sales for the six-month period ended August 1, 2015.

•	SG&A expense was $209.9 million, or 40.1% of net sales, compared to $200.2 million, or 37.8% of net sales for the six-month period ended August 1, 2015. The increase in SG&A expense was primarily due to a $5.7 million net expense related to the termination of the operating service agreement with our third party distribution center in Ohio, $4.1 million in compensation expense triggered by the sale of the Play & Music business, and an increase in marketing expenses, partially offset by a decrease in expenses resulting from combined store closures and fewer store openings.

•	Adjusted SG&A expense was $194.1 million, or 37.1% of net sales, compared to $194.3 million, or 36.7% of net sales for the six-month period ended August 1, 2015.

•	During the six months ended July 30, 2016, the Company recorded an asset impairment charge of $2.6 million related to the Crazy 8 tradename.

•	Net income from continuing operations, net of tax, for the six-month transition period ended July 30, 2016 was $8.7 million, including a gain on extinguishment of debt of $66.9 million, compared to a net loss of $54.7 for the six months ended August 1, 2015.

•	Adjusted EBITDA for the six-month transition period ended July 30, 2016 was $27.1 million compared to $22.8 million for the six months ended August 1, 2015. Adjusted EBITDA for the six months ended August 1, 2015 was negatively impacted by an estimated $11 million from the west coast port slowdown.

Balance Sheet and Other Highlights

•	During the six-month transition period ended July 30, 2016, the Company repurchased $116.6 million aggregate principal amount of its 9.125% senior notes due 2018 (the “Notes”) for $46.8 million in cash through privately negotiated transactions and through a cash tender offer (“Tender Offer”) announced on April 26, 2016, which expired on May 23, 2016 (the “2016 Repurchase”). The Company recorded a $66.9 million gain on extinguishment of debt. The 2016 Repurchase includes $39.6 million aggregate principal amount of Notes repurchased for $20.6 million through the Tender Offer. As of July 30, 2016, the face value of the remaining Notes outstanding is $171.0 million.

•	As of July 30, 2016, there were $42 million in borrowings outstanding under the Company’s asset-backed revolving credit facility and $117.2 million of undrawn availability under this facility after deducting letters of credit and outstanding borrowings compared to $70 million of borrowings and $95.7 million of availability as of August 1, 2015.

•	On July 15, 2016, the Company sold the Play & Music business to Zeavion Holding Pte. Ltd. (“Zeavion”) for cash proceeds of $128.1 million, of which $127.1 million was attributed to the sale of Play & Music and approximately $1.0 million was attributed to a transition services agreement, which will be recognized as income over a period of one year as services are performed. In connection with the sale, the Company recognized a $70.0 million gain during the six-month transition period ended July 30, 2016 which is included in results of discontinued operations. Of the $128.1 million proceeds received upon closing, approximately $109.9 million is restricted under the Term Loan (defined below) to reduce the Term Loan, fund capital expenditures or investments in other assets with respect to which the Term Loan lenders would have a first priority security interest or pay income taxes associated with the gain on the sale of the Play & Music business. As of July 30, 2016, the remaining balance of the restricted cash attributable to the sale of Play & Music was $107.1 million.

•	As of the date of this press release, there were $88.0 million in borrowings outstanding under the asset-backed revolving credit facility and approximately $106.9 million of undrawn availability under this facility after deducting $30.1 million of letters of credit and outstanding borrowings.

•	As of July 30, 2016 there was $769.1 million of principal outstanding under the Company’s $820 million senior secured term loan (the “Term Loan”).

•	As of July 30, 2016 there was $50.0 million of principal outstanding under the Company’s senior secured ABL term loan.

•	Capital expenditures, which were primarily related to IT initiatives, were $11.2 million during the six-month transition period ended July 30, 2016 compared to $7.3 million in the same prior year period.

•	Cash paid for interest was $34.4 million during the six-month transition period ended July 30, 2016 compared to $37.2 million in the same prior year period.

•	Cash paid for taxes was $1.3 million during the six-month transition period ended July 30, 2016 compared to cash received of $3.0 million during the same prior year period.

•	Inventory balances as of July 30, 2016 were $233.0 million, compared to $239.4 million as of August 1, 2015. On a per square foot basis, inventory cost was up 1% at July 30, 2016 over the same prior year period. Inventory units were down low-single digits.

The Company is continuing to actively pursue various other financing alternatives, including refinancing and/or repurchasing its existing debt, raising new capital, as well as other opportunities to improve its capital structure. If opportunities are favorable, the Company may consummate one or more of these initiatives and the amounts involved and related financial statement impact may be material.

Business Outlook

•	The Company previously provided guidance in its first fiscal quarter 2016 earnings release on June 13, 2016. This guidance was provided prior to the change in the Company’s fiscal year-end and the sale of the Play & Music business on July 15, 2016. The guidance range provided for Adjusted EBITDA at that time of approximately $120 million to $135 million covered the Company’s previous fiscal year beginning January 31, 2016 and ending January 28, 2017. Excluding the divested Play & Music business, this guidance would have been a range of approximately $110 million to $125 million on a comparable basis.

•	Based upon the Company’s performance for the three-month period ended July 30, 2016 and its outlook for the business through the end of the second fiscal quarter of 2017, the Company expects Adjusted EBITDA from continuing operations (excluding discontinued operations of the divested Play & Music business) for the twelve months ending January 28, 2017 to be in the range of approximately $85 to $105 million.

•	Quarter-to-date comparable sales through October 23, 2016 decreased 5% compared to comparable sales for the same prior year period. The comparable sales metric is taken from the Company’s daily sales report and does not reflect any adjustments that would be required upon our customary quarterly financial close and reporting procedures.

•	Quarter-to-date comparable sales by brand through October 23, 2016 for the Gymboree, Janie and Jack and Crazy 8 brands are expected to be in the negative mid-single digits, positive low-single digits and negative low-single digits, respectively.

•	The Company anticipates Adjusted EBITDA for the first fiscal quarter ended October 29, 2016 to be in the range of $13 million to $18 million compared to $26.5 million for the same prior year period.

•	The Company anticipates Adjusted EBITDA for the second fiscal quarter ended January 28, 2017 to be in the range of $45 million to $60 million compared to $46 million for the same prior year period.

•	The decline in the Company’s outlook through January 28, 2017 reflects actual performance to date, which has fallen short of expectations. The higher end of our range assumes significant improvement in traffic trends heading into the Holiday season while the lower end of our range assumes negative trends continue throughout the first and second quarters of fiscal 2017.

Stores

•	For the period from July 31, 2016 through January 28, 2017, the Company plans to open approximately 2 new stores and expects to close approximately 12 stores, primarily in its Crazy 8 and Gymboree brands.

Capital Expenditures

•	The Company anticipates spending in the range of $10 to $20 million for capital expenditures during the period from July 31, 2016 through January 28, 2017.

Non-GAAP Financial Measures

The Company defines “Adjusted EBITDA” as net income (loss) attributable to The Gymboree Corporation before interest, income taxes, and depreciation and amortization (“EBITDA”), adjusted for other items including gain on extinguishment of debt, non-cash share-based compensation, loss on disposal/impairment of assets and sponsor management fees and expenses, as well as the impact of purchase accounting adjustments resulting from the Acquisition and certain other items that we do not believe are representative of our ongoing operations. The Company is unable to present a quantitative reconciliation of Adjusted EBITDA to net income for the periods presented because management cannot reasonably predict with sufficient reliability all of the necessary components of net income for the periods presented. The Company has excluded the items reflected in the definition of Adjusted EBITDA above from its projected Adjusted EBITDA for the periods presented and is likely to exclude these items from Adjusted EBITDA in the future and may also exclude other similar items, the effect of which is uncertain but may be significant in amount. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. In addition, Adjusted EBITDA is presented in this press release as Adjusted EBITDA from continuing operations, which excludes the discontinued operations of the recently divested Gymboree Play & Music business. See Exhibit F for a reconciliation of Adjusted EBITDA from continuing operations to Adjusted EBITDA, as previously reported, including our Gymboree Play & Music business.

Adjusted EBITDA is a non-GAAP measure but is considered an important supplemental measure of the Company’s performance and is believed to be used frequently by securities analysts, investors and other interested parties in the evaluation of similar retail companies. Adjusted EBITDA is not a presentation made in accordance with GAAP and the Company’s computation of Adjusted EBITDA may vary from others in the industry. Adjusted EBITDA should not be considered an alternative to operating income or net income, as a measure of operating performance or cash flow, or as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of July 30, 2016, the Company operated a total of 1,299 retail stores: 590 Gymboree® stores (541 in the United States, 48 in Canada and 1 in Puerto Rico), 175 Gymboree Outlet stores (174 in the United States and 1 in Puerto Rico), 149 Janie and Jack® shops (148 in the United States and 1 in Puerto Rico), and 385 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com.

Forward-Looking Statements

The foregoing financial information for the three months ended July 30, 2016 and the six-month transition period ended July 30, 2016 are unaudited and subject to quarter-end and year-end adjustments in connection with the completion of our customary financial closing procedures. Such changes could be material. This press release includes forward-looking statements, including statements relating to The Gymboree Corporation’s anticipated future financial performance, especially those set forth under the heading “Business Outlook,” as well as the unaudited financial results for the periods presented. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. The Company presently considers the following risks and uncertainties to be important factors that could cause actual results to differ materially from the Company’s expectations: increased shipping costs and other potential disruptions in the shipping industry, including the possibility that shipping industry disruptions resulting from the recently announced bankruptcy of Hanjin, one of the largest ocean freight carriers in the world, may have a modest negative impact on the Company’s results even though the Company does not have any containers directly booked on Hanjin vessels, the ongoing volatility in the commodities markets, uncertainties relating to high levels of consumer debt and general economic conditions, volatility in the financial markets, potential data breaches of the Company’s or the Company’s vendors’ or suppliers’ computer networks, the Company’s ability to anticipate and timely respond to changes in trends, consumer preferences and customer reactions to new merchandise (particularly given the Company’s need to build up inventory significantly in advance of potential product sales), competitive market conditions, including promotional activities of the Company and its competitors, success in meeting the Company’s delivery targets, gross margin achievement, the Company’s ability to appropriately manage inventory, effects of future embargos from countries used to source product, the Company’s ability to attract and retain key personnel and other qualified team members, the Company’s ability to identify and capitalize on wholesale opportunities and expand and upgrade its online business, the success of its marketing campaigns, particularly TV advertising, the limited data available in the future upon which to base its expectations for stabilizing sales trends, the Company’s dependence on the holiday season, particularly the month of December, to sell a significant portion of its existing inventory, which may be affected by weather, spending patterns, promotional activity, terrorist activity or other security threats or perceived threats impacting store traffic and other factors, including those discussed under “Risk Factors” in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, filed with the Securities and Exchange Commission on April 28, 2016 and subsequent filings. The Company cautions investors to carefully consider the risks associated with, and not to place considerable reliance on, the forward-looking statements contained in this press release. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Gymboree, Janie and Jack, and Crazy 8 are registered trademarks of The Gymboree Corporation.

EXHIBIT A

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales:
Retail	$246,524	$256,991	$515,593	$518,723
Retail Franchise	3,750	4,807	7,594	10,496

Total net sales	250,274	261,798	523,187	529,219
Cost of goods sold, including buying and occupancy expenses	(164,286)	(170,340)	(327,406)	(339,569)

Gross profit	85,988	91,458	195,781	189,650
Selling, general and administrative expenses	(102,675)	(98,920)	(209,925)	(200,215)
Intangible asset impairment	(2,600)	—	(2,600)	—

Operating loss	(19,287)	(7,462)	(16,744)	(10,565)
Interest income	16	11	19	20
Interest expense	(19,774)	(21,631)	(39,581)	(42,707)
Gain on extinguishment of debt	18,049	—	66,853	—
Other income (expense), net	932	123	(2,500)	36

(Loss) income from continuing operations before taxes	(20,064)	(28,959)	8,047	(53,216)
Income tax benefit (expense)	42	(394)	610	(1,484)

(Loss) income from continuing operations, net of tax	(20,022)	(29,353)	8,657	(54,700)
Income from discontinued operations, including gain on sale of Gymboree Play & Music, net of tax	60,776	3,959	63,039	6,826

Net income (loss)	40,754	(25,394)	71,696	(47,874)
Net income attributable to noncontrolling interest	(2,912)	(1,168)	(1,008)	(1,713)

Net income (loss) attributable to The Gymboree Corporation	$37,842	$(26,562)	$70,688	$(49,587)

EXHIBIT B

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 30, 2016	January 30, 2016	August 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$12,636	$9,774	$13,881
Restricted cash	33,505	—	—
Accounts receivable, net	12,290	21,107	20,876
Merchandise inventories	232,959	202,832	239,367
Prepaid income taxes	2,046	2,196	2,596
Prepaid expenses	4,917	6,336	18,891
Deferred income taxes	—	—	8,147
Current assets of discontinued operations	—	18,210	18,579

Total current assets	298,353	260,455	322,337

Property and equipment, net	143,751	155,550	167,538
Goodwill	357,041	356,348	357,057
Other intangible assets, net	300,073	303,608	304,692
Restricted cash	73,566	—	8,157
Other assets	5,728	6,170	5,274
Other assets of discontinued operations	—	58,345	57,552

Total assets	$1,178,512	$1,140,476	$1,222,607

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$134,498	$107,866	$123,317
Accrued and other current liabilities	111,909	90,281	85,228
Line of credit borrowings	42,000	19,000	70,000
Current portion of long-term debt	5,527	—	—
Current obligation under capital lease	—	605	578
Current liabilities of discontinued operations	—	13,300	10,529

Total current liabilities	293,934	231,052	289,652

Long-term liabilities:
Long-term debt, net	970,902	1,040,506	1,094,107
Long-term sale-leaseback financing liability, net	25,508	25,578	25,509
Long-term obligation under capital lease	—	2,245	2,555
Lease incentives and other liabilities	44,167	49,355	51,486
Unrecognized tax benefits	6,475	5,075	5,123
Deferred income taxes	110,799	124,243	131,460
Long-term liabilities of discontinued operations	—	310	711

Total liabilities	1,451,785	1,478,364	1,600,603

Stockholders’ deficit	(273,273)	(337,888)	(377,996)

Total liabilities and stockholders’ deficit	$1,178,512	$1,140,476	$1,222,607

EXHIBIT C

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	26 Weeks Ended
	July 30, 2016	August 1, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$71,696	(47,874)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on sale of Gymboree Play & Music	(70,008)	—
Gain on extinguishment of debt	(66,853)	—
Intangible asset impairment	2,600	—
Depreciation and amortization	19,981	20,896
Amortization of deferred financing costs and accretion of original issue discount	4,137	3,758
Gain on contract termination	(2,561)	—
Interest rate cap contracts - adjustment to market	2,461	1,693
Loss (gain) on disposal/impairment of assets	2,060	(93)
Deferred income taxes	(13,181)	294
Share-based compensation expense	1,243	1,852
Other	226	(549)
Change in assets and liabilities:
Accounts receivable	8,695	637
Merchandise inventories	(31,834)	(45,037)
Prepaid income taxes	127	(24)
Prepaid expenses and other assets	(447)	(12,831)
Accounts payable	25,657	37,001
Accrued and other current liabilities	20,490	(792)
Lease incentives and other liabilities	(202)	(897)

Net cash used in operating activities	(25,713)	(41,966)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,792)	(7,506)
Proceeds from sale of Gymboree Play & Music	127,124	—
Increase in restricted cash	(109,895)	(10,863)
Decrease in restricted cash	2,824	2,706
Decrease in related party loan receivable	1,741	—
Proceeds from sale of assets	—	353
Other	3	40

Net cash provided by (used in) investing activities	10,005	(15,270)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from ABL facility	279,000	283,000
Payments on ABL facility	(256,000)	(246,000)
Proceeds from ABL term loan	50,000	—
Repurchase of notes	(46,796)	—
Proceeds from sale-leaseback financing liability	—	26,750
Payments on capital lease and sale-leaseback financing liability	(98)	(312)
Payments for deferred financing costs	(3,804)	(1,122)
Dividend payment to parent	—	(11)
Dividend payment by VIE to its parent	(5,080)	—
Deconsolidation of VIE - Deemed dividend	(7,768)	—

Net cash provided by financing activities	9,454	62,305

Effect of exchange rate fluctuations on cash and cash equivalents	726	(92)

Net (decrease) increase in cash and cash equivalents	(5,528)	4,977
Cash and cash equivalents, beginning of period	18,164	18,520

Cash and cash equivalents end of period	12,636	23,497
Less - cash and cash equivalents of discontinued operations, end of period	—	9,616

Cash and cash equivalents of continuing operations, end of period	12,636	13,881

EXHIBIT D

THE GYMBOREE CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

ADJUSTED EBITDA:

The Company defines “Adjusted EBITDA” as net income (loss) attributable to The Gymboree Corporation before interest expense, interest income, income tax expense/benefit, and depreciation and amortization (“EBITDA”) adjusted for other items, including gain on extinguishment of debt, non-cash share-based compensation, loss on disposal/impairment of assets, and sponsor management fees and expenses, as well as the impact of purchase accounting adjustments resulting from the acquisition of the Company by investment funds sponsored by Bain Capital Private Equity, LP (formerly Bain Capital Partners, LLC) (the “Acquisition”).

Adjusted EBITDA is not a performance measure under U.S. generally accepted accounting principles (“GAAP”), but is considered an important supplemental measure of the Company’s performance and is believed to be used frequently by securities analysts, investors and other interested parties in the evaluation of similar retail companies. Adjusted EBITDA is not a presentation made in accordance with GAAP and the Company’s computation of Adjusted EBITDA may vary from others in the industry. Adjusted EBITDA should not be considered an alternative to operating income or net income, as a measure of operating performance or cash flow, or as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The table below provides a reconciliation of net (loss) income from continuing operations to Adjusted EBITDA from continuing operations:

	13 Weeks Ended		26 Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Net (loss) income from continuing operations	$(20,022)	$(29,353)	$8,657	$(54,700)
Net (income) loss from continuing operations attributable to noncontrolling interest	(314)	667	2,998	1,985

Net (loss) income from continuing operations attributable to The Gymboree Corporation	(20,336)	(28,686)	11,655	(52,715)
Reconciling items (a):
Interest expense	19,774	21,631	39,581	42,707
Interest income	(17)	(10)	(19)	(17)
Income tax expense	(42)	393	(610)	1,484
Depreciation and amortization (b)	9,521	9,713	19,398	19,907
Non-cash share-based compensation expense	621	1,131	1,243	1,852
Phantom equity incentive plan expense	4,062	—	4,062	—
Loss on disposal/impairment on assets	1,086	409	1,456	542
Loss on contract termination	—	—	5,689	—
Gain on extinguishment of debt	(18,049)	—	(66,853)	—
Intangible asset impairment	2,600	—	2,600	—
Acquisition-related adjustments (c)	4,857	2,767	7,674	6,001

Other (d)	349	1,301	1,202	3,014

Adjusted EBITDA from continuing operations	$4,426	$8,649	$27,078	$22,775

(a) Excludes amounts related to noncontrolling interest, which are already excluded from net (loss) income from continuing operations attributable to The Gymboree Corporation.

(b) Includes the following:
Amortization of intangible assets (impacts SG&A)	$350	$350	$699	$699
Amortization of below and above market leases (impacts COGS)	(227)	(214)	(466)	(347)

	$123	$136	$233	$352

(c) Includes the following:
Additional rent expense recognized due to the elimination of deferred rent and construction allowances in purchase accounting (impacts COGS)	$1,747	$1,882	$3,532	$3,767
Sponsor fees, legal and accounting, as well as other costs incurred as a result of the Acquisition or refinancing (impacts SG&A)	3,110	885	4,142	2,234

	$4,857	$2,767	$7,674	$6,001

(d) Other is comprised of restructuring and non-recurring charges.

OTHER NON-GAAP FINANCIAL MEASURES:

	13 Weeks Ended		26 Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Gross profit as reported	$85,988	$91,458	$195,781	$189,650
Acquisition-related adjustments	1,520	1,667	3,066	3,420

Adjusted gross profit excluding Acquisition-related adjustments (non-GAAP measure)	$87,508	$93,125	$198,847	$193,070

	13 Weeks Ended		26 Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

SG&A as reported	$(102,675)	$(98,920)	$(209,925)	$(200,215)
Acquisition-related adjustments	3,460	1,235	4,841	2,933
Loss on contract termination	—	—	5,689	—
Phantom equity incentive plan expense	4,062	—	4,062	—
Other adjustments	349	1,301	1,202	3,014

	7,871	2,536	15,794	5,947

Adjusted SG&A excluding Acquisition-related and other adjustments (non-GAAP measure)	$(94,804)	$(96,384)	$(194,131)	$(194,268)

EXHIBIT E

THE GYMBOREE CORPORATION

RETAIL SALES BY BRAND

(In thousands)

(Unaudited)

	Gymboree	Janie and Jack	Crazy 8	Total Before VIE	VIE	Total
13 weeks ended July 30, 2016	$154,862	$35,863	$55,799	$246,524	$—	$246,524
13 weeks ended August 1, 2015	$161,561	$34,364	$59,387	$255,312	$1,679	$256,991

26 weeks ended July 30, 2016	$324,609	$70,917	$120,067	$515,593	$—	$515,593
26 weeks ended August 1, 2015	$321,681	$67,937	$125,617	$515,235	$3,488	$518,723

EXHIBIT F

THE GYMBOREE CORPORATION

NON-GAAP FINANCIAL MEASURES - FISCAL 2015 ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Fiscal 2015 Quarter Ended				Fiscal
	May 2, 2015	August 1, 2015	October 31, 2015	January 30, 2016	2015 Total
Adjusted EBITDA from continuing operations	$14,126	$8,649	$26,479	$45,521	$94,775

Add - adjusted EBITDA of Gymboree Play & Music	1,471	2,415	1,759	2,057	7,702

Consolidated adjusted EBITDA (including Gymboree Play & Music)	$15,597	$11,064	$28,238	$47,578	$102,477